Exhibit 16.1

(Firm Letterhead)

June 20, 2005

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently the independent registered public accounting firm for Digimarc Corporation (the Company) and, under the date of May 27, 2005, we reported on the consolidated financial statements of the Company as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004.

On June 14, 2005, we advised the Company that the auditor-client relationship with KPMG LLP will cease upon the filing of the Company’s Form 10-Q for the quarter ended June 30, 2005.  We have read the Company’s statements included under Item 4.01 of its Form 8-K dated June 20, 2005, and we agree with such statements except that we are not in a position to agree or disagree with the Company’s statements made in the first and third sentences in the fifth paragraph under Item 4.01, or the statement in the first paragraph that the Company is in the process of selecting a new independent registered public accounting firm to replace KPMG.

Very truly yours,

/Firm Signature/